KELLER & COMPANY, INC.

FINANCIAL INSTITUTION CONSULTANTS

555 METRO PLACE NORTH

SUITE 524

DUBLIN, OHIO 43017

(614) 766-1426

(614) 766-1459 FAX

March 27, 2006

Re:	Valuation Appraisal of Seneca-Cayuga Bancorp, Inc.

Seneca Falls Savings Bank

Seneca Falls, New York

We hereby consent to the use of our firm’s name in the Form SB-2 and in the Form MHC-2 of Seneca-Cayuga Bancorp, Inc., and to the reference to our firm under the heading “Experts” in the prospectus, and to the inclusion of our opinion regarding the valuation of Seneca-Cayuga Bancorp, Inc., provided in our Valuation Appraisal Report and any Valuation Updates, in the Form SB-2 to be filed by with the Securities and Exchange Commission and the Form MHC-2 to be filed with the Office of Thrift Supervision and any amendments thereto.

Very truly yours,

KELLER & COMPANY, INC.

by:	/s/ Michael R. Keller
Michael R. Keller
President